UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2009

SILICON IMAGE, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-26887		77-0396307
(Commission File Number)		(IRS Employer Identification No.)

1060 East Arques Ave., Sunnyvale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

(408) 616-4000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 15, 2009, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Silicon Image, Inc. (the “Registrant”) approved the Silicon Image, Inc. Sales Compensation Plan for Mr. Sal Cobar, Vice President of Worldwide Sales for Fiscal Year 2010 (the “Compensation Plan”).

The purpose of the Compensation Plan is to attract, retain, motivate and reward the Registrant’s Vice President of Worldwide Sales based on the achievement of (i) a revenue target (the “Revenue Target”) and (ii) a corporate incentive target (the “Corporate Incentive Target”).  Pursuant to the Compensation Plan, Mr. Cobar is entitled to receive a cash incentive payment of up to 50% of his base salary for the fiscal year ending December 31, 2010 (an “Award”), 50% of which shall be allocated to the achievement of the Revenue Target (the “Revenue Target Award”) and 50% of which shall be allocated to the achievement of the Corporate Incentive Target (the “Corporate Incentive Award”).  The total amount of the Award will depend on the percentage achievement of both the Revenue Target and the Corporate Incentive Target.

The Revenue Target Award is not payable under the Compensation Plan if the Registrant achieves less than 91% of the Revenue Target.  If the Registrant achieves 91% of the Revenue Target, a Revenue Target Award in the amount of 10% of Revenue Target Award amount will be payable to Mr. Cobar.  The size of the Revenue Target Award to Mr. Cobar will increase by an additional ten percent of the Revenue Target Award amount upon each incremental percentage point of the Revenue Target achieved by the Registrant, and if the Registrant achieves 110% of the Revenue Target, a Revenue Target Award in the amount of 200% of Revenue Target Award amount will be payable to Mr. Cobar.  The maximum Revenue Target Award amount payable upon achievement of the Revenue Target is 200% of the Revenue Target Award amount.

The Corporate Incentive Award amount payable, if any, upon the achievement of the Corporate Incentive Target has not yet been determined and will be based on the Registrant’s 2010 Corporate Compensation Plan, if such a plan is approved by the Committee for the fiscal year ending December 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2009

SILICON IMAGE, INC.

By:	/s/ Edward Lopez
Edward Lopez
Chief Legal Officer